CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in Post-Effective Amendment Number 44 to the Registration Statement (Form N-1A, No. 811-21823) of Pioneer Series Trust V, and to the incorporation by reference of our report, dated October 29, 2019, on Pioneer Global Equity Fund, Pioneer High Income Municipal Fund and Pioneer Corporate High Yield Fund
(three of the funds comprising the Pioneer Series Trust V) included in the Annual Reports to Shareholders for the fiscal year ended
August 31, 2019.



                        /s/ Ernst & Young LLP



Boston, Massachusetts
December 20, 2019